May 2, 1994






Dear Stockholder:

You  are  cordially invited to attend the 1994 Ross Stores'
Annual Meeting of Stockholders which will be held at 10:30 a.m. on Tuesday, June 7, 1994 at the Newark Hilton Hotel,
39900 Balentine Drive, Newark, California. On the outside back cover of this Proxy you will find a map to help you locate the meeting site.

Please complete the enclosed proxy card and return it in the envelope provided for that purpose as soon as possible so that your shares will be represented and voted at the meeting.

Thank you for your commitment to Ross Stores and for your cooperation in returning your proxy without delay.


                                   Sincerely,

                                   ROSS STORES, INC.




                                   Norman A. Ferber
                                   Chairman of the Board
                                   and
                                   Chief Executive Officer












                     ROSS STORES, INC.


         Notice of Annual Meeting of Stockholders
                  To Be Held June 7, 1994



To the Stockholders:

     Please take notice that the Annual Meeting of the Stockholders of Ross Stores, Inc., a Delaware corporation
(the "company"), will be held on Tuesday, June 7, 1994 at
10:30 a.m. PDT, at the Newark Hilton Hotel, 39900 Balentine
Drive, Newark, California, for the following purposes:

     1. To elect two Class II directors for a three-year term.

     2. To ratify the appointment of Deloitte & Touche as the company's independent certified public accountants for the fiscal year ending January
          28, 1995.

     3. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

     Stockholders of record at the close of business on April 18, 1994 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose related to the Annual Meeting during ordinary business hours at the principal office of the company located at 8333 Central Avenue, Newark, California.


                     By order of the Board of Directors,

                     Earl T. Benson, Secretary

Dated:    May 2, 1994



     IMPORTANT: Please fill in, date, sign and mail promptly the enclosed Proxy in the post-paid envelope provided to assure that your shares are represented at the meeting. If you attend the meeting, you may vote in person if you wish to do so, even though you have sent in your Proxy.



                      TABLE OF CONTENTS



                                                                  Page

PROXY SOLICITATION                                                1

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT       2

INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS            4

COMPENSATION AND OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS   6

    Summary Compensation Table                                    6

    Option Grants in Last Fiscal Year                             8

    Aggregated Option Exercises and Year-End Value Table         10

    Compensation Committee Report                                11

    Stockholder Return Performance Graphs                        14

    Compensation of Directors                                    15

    Compensation Committee Interlocks and Insider Participation  15

    Employment Contracts, Termination of Employment and
      Change-In-Control Arrangements                             15

    Certain Transactions                                         16

PROPOSAL 1 - ELECTION OF DIRECTORS                               17

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT

          CERTIFIED PUBLIC ACCOUNTANTS                           17

TRANSACTION OF OTHER BUSINESS                                    17

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING     18



MAP TO STOCKHOLDERS' MEETING                    (outside back cover)















                         PROXY STATEMENT


               1994 ANNUAL MEETING OF STOCKHOLDERS
                               OF

                        ROSS STORES, INC.

                       8333 Central Avenue
                    Newark, California 94560
                         (510) 505-4400


                       PROXY SOLICITATION



     The accompanying Proxy is solicited by the management of Ross Stores, Inc., a Delaware corporation (the "company"), for use at the Annual Meeting of Stockholders to be held on Tuesday, June 7, 1994, at 10:30 a.m. PDT, or any adjournment thereof, at which stockholders of record at the close of business on April 18, 1994, shall be entitled to vote. The meeting will be held at the Newark Hilton Hotel, 39900 Balentine Drive, Newark, California. The hotel's telephone number is (510) 490-8390. The cost of solicitation of Proxies will be borne by the company. Management may use the services of its directors, officers and others to solicit Proxies, personally or by telephone. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the stock held of record by such persons, and the company may reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.

     The date of this Proxy Statement is May 2, 1994, the approximate date on which the Proxy Statement and form of Proxy were first sent or given to stockholders. The Annual Report to Stockholders for the fiscal year ended January 29, 1994, including financial statements, is enclosed with this Proxy Statement.

     The purpose of this Proxy Statement is to provide the company's stockholders with certain information regarding the company and its management and to provide the stockholders with summaries of the matters to be voted upon at the Annual Meeting of Stockholders. Besides voting to elect two Class II directors to serve a three-year term, the stockholders will also be asked to ratify the appointment of Deloitte & Touche as the company's independent certified public accountants.

     The company had outstanding, on April 18, 1994, 24,915,281 shares of Common Stock, par value $0.01, all of which are entitled to vote with respect to all matters to be acted upon at the meeting. Each stockholder is entitled to one vote for each share of stock held by him or her. For ten days prior to the Annual Meeting, the company's stockholder list is available for viewing by the stockholders for any purpose related to the Annual Meeting during ordinary business hours at the company's principal place of business located at 8333 Central Avenue, Newark, California.

     Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by filing with the Secretary of the company an instrument revoking it, by presenting at the meeting a duly executed Proxy bearing a later date or by attending the meeting and voting in person.

       begin page 2

                   STOCK OWNERSHIP OF CERTAIN
                BENEFICIAL OWNERS AND MANAGEMENT



     The following table contains information as of April 1, 1994, except for FMR Corporation as noted in footnote (2), regarding the ownership of the Common Stock of the company by
(i) all persons who, to the knowledge of the company, were the beneficial owners of 5% or more of the outstanding shares of Common Stock of the company, (ii) each director and certain executive officers of the company, and (iii) all executive officers and directors of the company as a group. Common Stock is the only issued and outstanding security of the company.



Name of Beneficial       Amount and Nature of       Percent of Common
Owner                   Beneficial Ownership <F1>  Stock Outstanding

FMR Corporation            2,561,900<F2>                10.3%
82 Devonshire Street
Boston, MA  02210

Stuart G. Moldaw             970,691<F3>                 3.9%

Norman A. Ferber             447,792<F4>                 1.8%

Donald G. Fisher              11,000<F5>                    *

Franklin P. Johnson, Jr.     135,161<F6>                    *

George P. Orban              187,352<F7>                    *

Philip Schlein                11,600<F8>                    *

Donald H. Seiler             142,210<F9>                    *

Donna L. Weaver               14,000<F10>                   *

Melvin A. Wilmore            309,685<F11>                1.2%

Michael A. Balmuth           171,251<F12>                   *

Peter C.M. Hart              109,638<F13>                   *

James S. Jacobs               98,088<F14>                   *

All executive officers
and directors as a group
(19 persons including
the above)                  3,238,196<F15>                12.4%
_____________________

*Less than 1%


       begin page 3
[FN]
<F1>   To the knowledge of the company, the persons named in the
       table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

<F2>   Information is as of December 31, 1993, pursuant to the
       Form 13G filed by FMR Corporation with the   SEC, a copy
       of which was sent to the company by FMR Corporation.

<F3>   Includes 787,112 shares held in the name of The SGM and
       PIM Trust dated December 22, 1981, and 168,579 shares held by the Moldaw Family Foundation. Mr. Moldaw, a director of the company, is a trustee of the Trust, and president of the Foundation. Also includes options to purchase 15,000 shares of the company's Common Stock.

<F4>   Includes immediately exercisable options to purchase
       195,000 shares of the company's Common Stock. Also includes 250,000 shares of the company's Common Stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

<F5>   Consists of options to purchase 11,000 shares of the
       company's Common Stock.

<F6>   Includes 72,241 shares held by Asset Management Partners.
       Franklin P. Johnson, Jr., a director of the company, is the general partner of Asset Management Partners. Also includes options to purchase 13,000 shares of the company's Common Stock. Mr. Johnson's term as a director of the company expires as of the Annual Meeting on June 7, 1994.

<F7>   Includes 172,352 shares held in the name of Orban
       Partners. Mr. Orban, a director of the company, is a general partner and managing partner of Orban Partners. Also includes options to purchase 15,000 shares of the company's Common Stock.

<F8>   Includes options to purchase 10,000 shares of the
       company's Common Stock.

<F9>   Includes options to purchase 15,000 shares of the
       company's Common Stock. Excludes 523,698 shares of Common Stock held by the 1976 Moldaw Family Trust.
       Mr. Seiler, a director of the company, is a co-trustee of the 1976 Moldaw Family Trust and disclaims beneficial ownership of the shares held by this trust. Excludes 10,289 shares held by the 1986 Goldman Grandchildren's Trust. Mr. Seiler is a trustee of the 1986 Goldman Grandchildren's Trust and disclaims beneficial ownership of the shares held by this trust.

<F10>  Includes options to purchase 11,000 shares of the
       company's Common Stock.

<F11>  Includes options to purchase 250,000 shares of the
       company's Common Stock. Also includes 57,500 shares of the company's Common Stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

<F12>  Includes options to purchase 104,824 shares of the
       company's Common Stock. Also includes 66,000 shares of the company's Common Stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

<F13>  Includes options to purchase 74,473 shares of the
       company's Common Stock. Also includes 28,000 shares of the company's Common Stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

<F14>  Includes options to purchase 51,058 shares of the
       company's Common Stock. Also includes 15,000 shares of the company's Common Stock that were granted under the company's 1988 Restricted Stock Plan and remain subject to vesting.

<F15>  Includes 1,197,991 shares subject to outstanding options held by directors and executive officers which were exercisable at April 1, 1994. Also includes 547,500 shares of the company's Common Stock granted to executive officers under the company's Restricted Stock Plan, all of which remain subject to vesting.

       begin page 4

     INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS


     The Certificate of Incorporation and the Bylaws of the company provide that the number of members of the Board of Directors of the company (the "Board") may be fixed from time to time exclusively by the Board and that the directors shall be divided into three classes as nearly equal in number as possible. The term of office of each class of directors is three years, and the terms of office of the three classes overlap. The Board of Directors presently consists of nine members. Franklin P. Johnson, Jr. is not standing for reelection as a Class II director. Therefore, the Class II directors will have one vacant seat. The Board of Directors currently intends to fill the seat. The two Class II directors to be elected at the 1994 Annual Meeting are being elected to hold office until the 1997 Annual Meeting and until their successors shall have been elected and qualified. Proxies cannot be voted for more than the two named nominees.

     The following table indicates the name, age, business experience, principal occupation, and term of office of each nominee and of each director of the company whose term of office as a director will continue after the annual meeting.

                        Principal Position                       Director
                      During Last Five Years                Age  Since

Nominees for Election as Class II Directors for
Terms Expiring in 1997

Donald G. Fisher   Chairman of the Board and Chief           65    1986
                   Executive Officer of The Gap, Inc.
                   Director of The Charles Schwab
                   Corporation and AirTouch
                   Communications.

Donna L. Weaver    President, Weaver, Field & London,        50    1986
                   Inc., an investor relations and
                   corporate communications firm.
                   Director of Hancock Fabrics, Inc.


  Incumbent Class I Directors With Terms Expiring in 1996

Stuart G. Moldaw    Chairman Emeritus of the company         67    1982
                    since March 1993.  From August 1982
                    until March 1993, Chairman of the
                    Board and, from February 1987 until
                    January 1988, Chief Executive
                    Officer of the  company.  Until
                    February 1990, general partner of
                    U.S. Venture Partners.  Consultant
                    to the company.  Chairman of the
                    Board of Gymboree Corporation and
                    Director of Natural Wonders, Inc.

George P. Orban     Managing partner of Orban Partners,      48    1982
                    a private investment company, since
                    May 1984.  From March 1987 until
                    March 1992, Chairman of the Board,
                    Office Mart Holdings Corp.
                    Director of Egghead, Inc.

Donald H. Seiler   Founder and senior partner of             65    1982
                   Seiler and Company, Certified
                   Public Accountants.  Mr. Seiler is
                   a Certified Public Accountant.


       begin page 5

                        Principal Position                        Director
                      During Last Five Years                Age   Since

Incumbent Class III Directors With Terms Expiring in 1995

Philip Schlein      General partner of U.S. Venture          59    1987
                    Partners and USVP-Schlein
                    Marketing Fund since April 1985.
                    From January 1974 to January 1985,
                    Mr. Schlein was Chief Executive
                    Officer of Macy's California.
                    Director of ReSound Corp.

Norman A. Ferber    Chairman of the Board and Chief          45    1987
                    Executive Officer of the company
                    since March 1993; President and
                    Chief Executive Officer from
                    January 1988 to March 1993;
                    President and Chief Operating
                    Officer from February 1987 to
                    January 1988.  Prior to February
                    1987, Mr. Ferber was Executive
                    Vice President, Merchandising,
                    Marketing, and Distribution of the
                    company.

Melvin A. Wilmore  President and Chief Operating Officer     48    1993
                   of  the  company since March 1993;
                   from December 1991 to March 1993,
                   Executive Vice President and Chief
                   Operating Officer.  From October 1989
                   to December 1991, President and Chief
                   Operating Officer of Live Specialty
                   Retail, a division of LIVE
                   Entertainment, Inc.  From March 1988
                   to June 1989, President and General
                   Partner of Albert's Hosiery and
                   Bodywear.


     The company has an Audit Committee, a Compensation Committee and a Nominating Committee. During fiscal 1993, Messrs. Seiler and Johnson and Ms. Weaver served as members of the Audit Committee, which held two meetings. The functions of the Audit Committee include recommending the independent accountants to the Board of Directors, subject to stockholder approval; reviewing and approving the planned scope of the annual audit, proposed fee arrangements and the results of the annual audit; reviewing the adequacy of accounting and financial controls; and reviewing the independence of the independent accountants.

     During fiscal 1993, Messrs. Fisher, Orban and Schlein served as members of the Compensation Committee, which held one meeting. The Compensation Committee is responsible for establishing and administering the policies that govern the compensation of all executive officers of the company, including the Chief Executive Officer. The Committee evaluates the performance of the executive officers and makes recommendations concerning their compensation levels. All decisions by the Compensation Committee relating to the compensation of the company's executive officers are reviewed and approved by the full Board of Directors.

     During fiscal 1993, Messrs. Fisher, Johnson, Orban, Schlein and Seiler and Ms. Weaver served as members of the Nominating Committee. The Nominating Committee is primarily responsible for evaluating the qualifications of and making recommendations concerning potential new director nominees to the company's Board of Directors. Stockholders who wish to submit names of prospective nominees for consideration by the Nominating Committee should do so in writing to the office of the Secretary of the company in accordance with the Bylaws of the company. The last day for submissions for next year's meeting will be January 3, 1995. Since there were no vacancies on the company's Board of Directors in fiscal 1993, the Nominating Committee did not meet during the year.

     During fiscal 1993, the Board of Directors held five meetings. Each member of the Board of Directors attended at least 75% of the total number of Board and applicable Committee meetings held during the year except for Mr. Fisher and Mr. Moldaw who attended 60% of the Board of Directors meetings and Mr. Johnson who attended 60% of the Board of Directors meetings and 50% of the Audit Committee meetings.

     Information concerning the executive officers of the company is set forth in the company's annual report on Form 10-K for the fiscal year ended January 29, 1994.

       begin page 6

COMPENSATION AND OTHER TRANSACTIONS
WITH OFFICERS AND DIRECTORS


SUMMARY COMPENSATION TABLE

     The following table provides certain summary information concerning compensation paid or accrued by the company to or on behalf of the company's Chief Executive Officer and each of the four other most highly compensated executive officers of the company for the 1993, 1992 and 1991 fiscal years.

                                                                   Long-Term Compensation
                             Annual Compensation                         Awards
                                                             Other  Restricted  Securities   All Other
                                                            Annual       Stock      Under-     Compen-
                                     Salary    Bonus  Compensation      Awards       lying      sation
Name and                                ($)      ($)           ($)         ($)     Options         ($)
Principal Position         Year        <F1>     <F2>          <F3>        <F4>         (#)        <F5>




Norman A. Ferber           1993    $497,917       $0        $5,071          $0      15,000      $7,138
Chairman of the Board &    1992    $471,250 $294,738          $608          $0      30,000      $6,978
Chief Executive Officer    1991    $448,750 $450,000           n/a  $1,725,000      95,588         n/a


Melvin A. Wilmore          1993    $407,083       $0       $19,358    $197,500      25,000     $29,559
President &                1992    $375,000 $186,150       $18,067          $0           0     $52,966
Chief Operating Officer    1991     $32,400  $50,000           n/a    $781,250     200,000         n/a

Michael Balmuth            1993    $332,083       $0       $25,479    $138,250      12,000     $34,867
Executive Vice President,  1992    $292,000  $80,541        $3,786    $621,300      20,000      $8,587
Merchandising              1991    $282,163 $121,000           n/a    $241,500     113,824         n/a

Peter C.M. Hart            1993    $246,000       $0        $2,844     $98,750      10,000      $7,105
Senior Vice President,     1992    $232,417  $64,161          $935     $95,000      15,000      $6,893
Management Information     1991    $218,333  $96,800           n/a     $86,250      65,000         n/a
Systems and Distribution

James S. Jacobs            1993    $246,000       $0        $1,885     $98,750      12,000      $7,105
Senior Vice President,     1992    $232,417  $64,160        $2,289    $209,000      15,000      $6,893
Store Operations           1991    $219,000  $96,800           n/a     $51,750      57,058         n/a



<F1> Includes all payments of salary and deferred compensation consisting of employee contributions to the company's Profit
     Sharing Plan described in footnote 5 below.

<F2> Includes all payments made to those executive officers
     listed in the above Table under the company's Incentive
     Compensation Plan as described in the Compensation Committee
     Report below.

<F3> Pursuant to the Securities and Exchange Commission
     Transition Rules, this column does not include information for fiscal years ended before December 1992.






       begin page 7

<F4> Under  the  terms  of his Restricted Stock Grant  Agreement, dated  December  20,  1991, Mr. Wilmore was  granted  50,000 shares  of common stock, that vest as follows: 12,500 shares on  December  31, 1993, and 12,500 shares on  each  one-year anniversary  thereafter, with all shares vested at  December
     31,  1996.   Under the terms of his Restricted  Stock  Grant
     Agreement,  dated  March 18, 1991, Mr. Balmuth  was  granted
     28,000 shares of common stock, that vest as follows:   7,000
     shares  on March 18, 1993 and 7,000 shares on each  one-year anniversary thereafter, with all shares vested at March  18,
     1996.   Under  the  terms  of  his  Restricted  Stock  Grant
     Agreement,  dated  March 16, 1992, Mr. Balmuth  was  granted
     32,700  shares of common stock that vest as follows:  12,700 shares  on  March 17, 1992 and 20,000 shares  on  March  16,
     1996.   Under  the  terms  of  his  Restricted  Stock  Grant
     Agreement,  dated  March 16, 1992, Mr.  Jacobs  was  granted
     11,000 shares of common stock, that vest as follows:   6,000
     shares on March 17, 1992 and 5,000 shares on March 16, 1995.
     At  January  29,  1994, unvested shares of restricted  stock were held by Mr. Ferber in the amount of 200,000 shares with a  market value of $2,650,000; by Mr. Wilmore in the  amount of  47,500 shares, with a market value of $629,375;  by  Mr.
     Balmuth  in the amount of 48,000 shares with a market  value of  $636,000;  by Mr. Hart in the amount of  30,000  shares, with  a  market value of $397,500; and by Mr. Jacobs in  the
     amount  of   16,000 shares with a market value of  $212,000.
     The company did not pay any dividends during 1993.  However, on  January  27,  1994,  the company's  Board  of  Directors declared  an  initial quarterly dividend on all  outstanding common  stock on  March 11, 1994.  Dividends are payable  to all holders of restricted stock at the same rate as paid  to all stockholders.

<F5> The amount listed for 1993 and 1992 for Mssrs. Ferber, Hart, and Jacobs consists of company contributions made for the account of executive officers under the Ross Stores Employees' Profit Sharing Retirement Plan, a qualified plan under Sections 40l(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). The plan provides that eligible employees generally may contribute by authorizing a pre-tax payroll deduction of a minimum of 1% and a maximum of 15% of their yearly compensation. For every dollar that an eligible employee contributes through payroll withholding, up to a maximum of 3% of compensation, the company also contributes $1.00. The amount listed for Mr. Wilmore (i) in 1993 consists of $22,396 for reimbursement of moving expenses and $7,163 for company contributions under the Employee's Profit Sharing Retirement Plan and; (ii) in 1992 consists of $52,028 for reimbursement of moving expenses and $938 for company contributions under the Employee's Profit Sharing Retirement Plan. The amount listed for Mr. Balmuth (i) in 1993 consists of $25,617 for reimbursement of moving expenses and $9,250 for company contributions under the Employee's Profit Sharing Retirement Plan; and (ii) in 1992 consists of company contribution under the Employee's Profit Sharing Plan. Pursuant to the Securities and Exchange Commission Transition Rules, this column does not include information for fiscal years ended before December 1992.


       begin page 8

OPTION GRANTS IN LAST FISCAL YEAR

The following table contains information concerning the grant of stock options under the company's 1992 Stock Option Plan and the predecessor plan during fiscal 1993. There are no provisions under the terms of this Plan for the granting of Stock
Appreciation Rights (SARs).


                                                Individual Grants
                                    Number of   % of Total
                                   Securities    Options                                Potential Realizable
                                   Underlying   Granted to Exercise                    Value at Assumed Annual
                                     Options    Employees  or Base                Rates of Stock Price Appreciation
                                     Granted    in Fiscal   Price    Expiration          for Option Term<F4>
Name and                               (#)         Year     ($/Sh)      Date
Principal Position                    <F1>         <F2>      <F1>       <F3>      0%        5%             10%




Norman A. Ferber                     15,000        2.6%     $19.75    03/12/03    $0        $186,638        $471,038
Chairman of the Board &
Chief Executive Officer

Melvin A. Wilmore                    25,000        4.3%     $19.75    03/12/03    $0        $311,063        $785,063
President &
Chief Operating Officer

Michael Balmuth                      12,000        2.1%     $19.75    03/12/03    $0        $149,310        $376,830
Executive Vice President,
Merchandising

Peter C.M. Hart                      10,000        1.7%     $19.75    03/12/03    $0        $124,425        $314,025
Senior Vice President,
Management Information
Systems and Distribution

James S. Jacobs                      12,000        2.1%     $19.75    03/12/03    $0        $149,310        $376,830
Senior Vice President,
Store Operations

All Stockholders                       N/A         N/A       N/A        N/A       $0    $310,696,048    $784,137,644

Named executive officers' gain         N/A         N/A       N/A        N/A       $0       0.3%            0.3%
as a percent of all stockholders'
gain



       begin page 9

<F1> All shares listed in the above table were granted on March
     12, 1993, with an exercise price equal to the fair market value as determined by the closing price on the date of grant. The stock option grants made in 1993 to those executive officers listed above vest monthly in increments that increase annually over a three year period from the date of grant. The Board of Directors has the ability to change the terms of outstanding options. See "Employment Contracts, Termination of Employment and Change-In-Control Arrangements".

<F2> A total of 583,750 shares were granted in the form of non-
     qualified stock options during 1993 to all participants of the 1992 Stock Option Plan and its predecessor.

<F3> All non-qualified stock option grants made under the 1992
     Stock Option Plan and its predecessor are generally made for a term of ten years from the date of grant.

<F4> The dollar amounts under these columns are the result of calculations at 0% and at the 5% and 10% rates set forth by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Registrant's stock price. The company did not use an alternative formula for a grant date valuation, as the company is not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors. No gain to the optionees is possible without an increase in stock price, which will benefit all stockholders commensurably. A zero percent gain in stock price will result in zero dollars for the optionee. Appreciation in stockholder value is based on the same rates of appreciation as shown for those options granted to executive officers and assumes each outstanding share at April 3, 1993, was valued at $19.25, the closing price of Ross Stores, Inc.'s Common Stock on April 2, 1993, the last trading day of the month.

       begin page 10

AGGREGATED OPTION EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information with respect to the named executive officers concerning the exercise of stock options during the last fiscal year and unexercised options held as of the end of last fiscal year.

                                Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values
                                                                         Number of
                                                                         Securities
                                                                         Underlying           Value of
                                                                        Unexercised         Unexercised
                                                                         Options at         In-the-Money
                                                                      Fiscal Year-End        Options at
                                                                            (#)           Fiscal Year-End
Name and                      Shares Acquired    Value Realized ($)     Exercisable/            ($)
Principal Position             on Exercise (#)          <F1>         Unexercisable <F2>     Exercisable/
                                                                                         Unexercisable <F3>



Norman A. Ferber                              0                  $0            78,588/0          $172,139/0
Chairman of the Board &
Chief Executive Officer

Melvin A. Wilmore                             0                  $0           225,000/0                $0/0
President &
Chief Operating Officer

Michael Balmuth                           5,000             $67,500            64,824/0          $168,223/0
Executive Vice President,
Merchandising

Peter C.M. Hart                           5,500             $73,813            64,473/0          $142,400/0
Senior Vice President,
Management Information
Systems and Distribution

James S. Jacobs                          10,000            $117,886            39,058/0           $61,797/0
Senior Vice President,
Store Operations

<F1> The value realized on exercise of the stock option is the difference between the exercise price of the shares exercised and the fair market value of the shares on the date of exercise.

<F2> All options granted under the terms of the company's 1992
     Stock Option Plan and its predecessor are exercisable in full as of the date of grant, but any shares acquired are subject to certain vesting restrictions. Under the terms of the stock option agreements, the company has the right to repurchase all unvested shares at the optionee's cost. A portion of the exercisable shares shown in the Table above are unvested and subject to the right of repurchase by the company.

<F3> The value of unexercised in-the-money options at the end of the fiscal year is calculated by multiplying the number of exercisable in-the-money shares by the difference between the closing price ($13.25) of Ross Stores Common Stock on January 28, 1994 (the last trading date of the fiscal year) and the exercise price per share of the shares. A portion of the shares subject to these options are unvested and subject to repurchase provisions as described in footnote
     (2) above.

       begin page 11

BOARD OF DIRECTORS COMPENSATION COMMITTEE REPORT ON EXECUTIVE
COMPENSATION

     The Compensation Committee of the Board of Directors, which consists of three independent outside directors, establishes and administers the policies that govern the compensation of all executive officers of the company. The Committee considers the performance of the executive officers and makes recommendations concerning their compensation levels. All decisions by the Compensation Committee relating to the compensation of the company's executive officers are reviewed and approved by the full Board of Directors. The Board of Directors did not revise or make any material modifications to the Compensation Committee's recommendations concerning executive officer compensation during the last fiscal year.

Compensation Philosophy

     The company's executive compensation philosophy is to integrate executive pay with the strategic objectives of the company, recognize individual initiative and achievements, and assist the company in attracting, motivating and retaining a group of high-performing executives. The company's compensation policies also aim to align the financial interests of the company's management with those of its stockholders.

     Compensation for the company's executive officers, including those individuals named in the foregoing Tables, consists of the following elements: base salary, annual incentive bonus, restricted stock granted under the 1988 Restricted Stock Plan, stock options granted under the 1992 Stock Option Plan and its predecessor, and other benefits typically offered to corporate executives. A significant portion of each executive officer's total compensation consists of components whose value may vary from year to year depending upon the company's achievement of its strategic objectives.

Section 162(m) of the Internal Revenue Code of 1986

     In 1993, changes were made to the federal corporate income tax law that limit the ability of public companies to deduct compensation in excess of $1 million paid annually to the five most highly compensated executive officers. There are exemptions from this limit -- including compensation based on the attainment of performance goals established by the Compensation Committee and approved by the company's stockholders. It is the Compensation Committee's policy to seek to qualify executive compensation for deductibility to the extent consistent with the company's overall objectives in attracting, motivating and retaining its executives. The Compensation Committee has reviewed the company's executive compensation structure in light of the new tax law. The Committee believes that grants under its 1992 Stock Option Plan qualify as performance-based and, therefore, will be fully deductible when an option is exercised. Grants under the company's 1988 Restricted Stock Plan do not qualify as performance-based compensation and, therefore, may not be fully deductible to the extent the vesting of restricted stock, when added to other non-exempt compensation for a particular executive, exceeds the limit in any tax year.
However, the Compensation Committee believes that only compensation paid to the company's Chairman and Chief Executive Officer or President and Chief Operating Officer are at risk of not being fully deductible because of the size of their restricted stock awards. The Committee has concluded that amending the Restricted Stock Plan to comply with the requirements for performance-based compensation under Section 162(m) would weaken the company's efforts to recruit and retain key executives over the long term. The Committee believes that other non-exempt components of the company's executive compensation, including bonuses under the Incentive Compensation Plan, when added together for any executive, are unlikely to materially exceed $1,000,000 in any tax year. The Committee will continue to evaluate the advisability of qualifying the deductibility of the company's executive compensation.

Executive Officers' 1993 Compensation

     Salary: Base salaries for executive officers are initially determined by competitive requirements to recruit the executive. Salaries are then reviewed annually with recommended adjustments made based upon the individual performance of each executive officer and his or her relative contribution in achieving the company's strategic goals. During 1993, the average merit increase in base salaries for all executive officers as a group was 5%.

       begin page 12

     Annual Incentive Bonus: The company's Incentive Compensation Plan was adopted by the Board of Directors effective May 1987 and is designed to allow management to share in the company's earnings based on the company's attainment of varying levels of pre-tax earnings. At the commencement of each fiscal year, the Compensation Committee and the Board of Directors determine the incentive payouts at varying levels of pre-tax earnings for the company, and the percentage of year-end base salary payable in the form of bonuses to participants based upon the level of pre-tax earnings subsequently achieved by the company for the fiscal year. At fiscal year-end, participants are paid incentive awards based on this previously determined formula.

     Based on the targeted pre-tax earnings goal set for 1993, the Plan provided for awards to executive officers that ranged from 28% to 65% of base salary, depending on the position of the executive officer. However, potential awards established for executive officers in 1993 ranged from 0% to 100% of base salary, depending on the level of actual pre-tax earnings achieved relative to the targeted pre-tax earnings goal as well as the position of the executive officer. Actual awards to participants over the last three fiscal years have varied significantly based on the actual level of pre-tax earnings achieved each year relative to the targeted goal, and have ranged from 0% to 100% of executive officers' base salaries. During fiscal 1993, the company did not meet its targeted goal for pre-tax earnings. Therefore, no payments were made to any of the named executive officers under the Incentive Compensation Plan.

     Stock Award Programs: The company's stock award programs consist of the 1988 Restricted Stock Plan and the 1992 Stock Option Plan. A majority of the members of the Board are not employees of the company and are not eligible to receive awards under either the 1988 Restricted Stock Plan or the 1992 Stock Option Plan. The 1992 Stock Option Plan was established with two important objectives: (1) to recruit, motivate and retain a high-performing group of senior and middle managers, and (2) to align the financial interests of the company's stockholders and the executive officers by providing incentives that focus management attention on the successful long-term strategic management of the business and appreciation in stockholder value. The 1988 Restricted Stock Plan also shares these same objectives; however, the Restricted Stock Plan's primary purpose is to provide an adequate incentive to both recruit and retain key executives over the longer term.

     The Compensation Committee makes recommendations to the Board of Directors concerning the granting of awards to executive officers from both the 1988 Restricted Stock Plan and the 1992 Stock Option Plan. The levels of stock awards granted to executive officers under the 1992 Stock Option Plan are based on the following factors: the executive officer's position, past and expected future contributions to the achievement of the company's strategic objectives, existing stock ownership position and the level of previous stock awards. Each member of the Committee individually weighs the above factors and then the Committee reaches a consensus as to what the awards should be. The levels of stock awards granted to executive officers under the 1988 Restricted Stock Plan are determined primarily by the retentive value of the grant necessary to retain key executives over the long term as well as protect the company against outside offers of employment to key individuals. The officers must satisfy vesting requirements to obtain the stock. In addition, when making grants of restricted stock awards, the Committee also considers the same factors listed above for stock option awards.

     All stock option awards are granted with an exercise price based on the fair market value of the company's common stock on the date of grant. These awards provide value to the executive officers only when and to the extent that the fair market value of the company's common stock appreciates over the fair market value on the date of grant. All awards made in fiscal 1993 to executive officers under the 1992 Stock Option Plan have a term of ten years and provide for monthly vesting in increments that increase annually over a three year period. Unless otherwise specified in the stock option agreement, all options are immediately exercisable, subject to the company's right to repurchase unvested shares at the optionee's cost.

Chief Executive Officer's 1993 Compensation

     The annual compensation for the company's Chief Executive Officer has a majority of his total potential compensation in the form of annual incentive bonuses and stock plan awards that may vary according to the company's achievement of its strategic objectives. Mr. Ferber's 1993 incentive bonus and stock award compensation were earned under the same plans made available to the executive officers, as noted above.

       begin page 13

     Mr. Ferber's base salary is established by the terms of his employment agreement with the company. The agreement, originally entered into on March 16, 1989, was amended as of April 23, 1992 and now extends through February 1, 1995, unless earlier extended or renegotiated by the parties. It currently provides for an annual salary of not less than $475,000. Mr. Ferber's 1993 annual base salary of $500,000 represented an increase of 5.3% over his 1992 base salary.

     The annual incentive bonus portion of Mr. Ferber's compensation is based on the company's achievement of targeted pre-tax earnings, as established by the Compensation Committee and the Board of Directors. During 1993, the company did not meet its targeted goal for pre-tax earnings, and Mr. Ferber did not receive an annual bonus.

     Mr. Ferber's stock award compensation is based on aligning potential realizable gains from stock awards with the long-term financial interests of the company's stockholders in addition to those motivational and retentive factors deemed necessary and appropriate by the Committee. Mr. Ferber received no restricted stock awards during 1993. Mr. Ferber received options under the 1992 Stock Option Plan potentially exercisable for 15,000 shares of common stock during 1993, with an exercise price of $19.75, the closing price on the date of grant. These shares vest monthly in progressively increasing annual increments over a period of three years. The size of the stock option grant made to Mr. Ferber was based on his position with the company, his past and expected future contributions to the achievement of the company's strategic objectives, his existing stock ownership position and the level of previous stock option grants.



SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF
DIRECTORS:

Donald G. Fisher, Chairman    George P. Orban   Philip Schlein

       begin page 14

STOCKHOLDER RETURN PERFORMANCE GRAPHS

     Set forth below is a line graph comparing the cumulative total stockholder returns for the company's common stock over the last five years with the Standard & Poors 500 Index and the Standard & Poors Retail Composite Index. The comparison graph assumes that the value of the investment in Ross Stores Common Stock and the comparative indices was $100 on January 31, 1989 and measures the performance of this investment as of the last trading day in the month of January for each of the following five years. These measurement dates are based on the historical month-end data available and may vary slightly from the company's actual fiscal year end date for each period. Data with respect to returns for the Standard & Poors indices is not readily available for periods shorter than one month. The total return assumes the reinvestment of dividends. The Company has not paid any dividends during the periods covered by the graph. The graph is an historical representation of past performance only and is not necessarily indicative of future returns to stockholders.


         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
 AMONG ROSS STORES, INC., S&P 500 AND S&P RETAIL COMPOSITE INDEX



                        1989   1990   1991    1992   1993   1994
ROSS STORES             $100   $107   $ 56    $191   $197   $118
S&P 500                 $100   $114   $124    $152   $168   $190
S&P RETAIL COMPOSITE    $100   $115   $135    $188   $225   $217


       begin page 15

Compensation of Directors

     During the fiscal year ended January 29, 1994, directors who were not employees of the company received an annual retainer fee of $17,000, plus up to $10,000 in total annual fees for attendance at Board meetings and $500 for attendance at each meeting of a committee of the Board. For the fiscal year ending January 28, 1995, directors who are not employees of the company will receive an annual retainer of $23,000, plus $1,000 for attendance at each Board Meeting and $500 for attendance at each meeting of a committee of the Board. For both fiscal 1994 and 1993, if more than one committee meeting is held on the same day, each committee member receives payment for only one committee meeting. Travel expenses are reimbursed.

In addition to compensation received as a board member, Stuart G. Moldaw, Chairman Emeritus, receives an annual fee of $80,000 for his services as consultant to the company, and he also receives administrative support. The company pays the annual premium of approximately $128,000 on a split-dollar life insurance policy, face value $4 million, held by Mr. Moldaw. In the most recent fiscal year, $59,830 of the premium was reported as taxable compensation to Mr. Moldaw and $68,730 of the premium was added to the amount refundable to the company upon death or cancellation of the policy.

Compensation Committee Interlocks and Insider Participation

     Mr. Fisher, Mr. Orban and Mr. Schlein served on the
Compensation Committee of the Board of Directors for the past fiscal year.

Employment Contracts, Termination of Employment and Change-In-
Control Arrangements

     An employment agreement with Norman A. Ferber, Chairman of the Board and Chief Executive Officer of the company was originally entered into on March 16, 1989 and now extends through February 1, 1995, unless earlier extended or renegotiated by the parties. It provides for an annual salary of not less than $475,000 and that upon notice from Mr. Ferber, at specified times, the Board will consider successive two-year extensions to the terms of the agreement. In the event Mr. Ferber's employment terminates either by the company without cause or due to his resignation for good reason (defined, among other things, to include a change-in-control unless the successor entity assumes the company's obligations under agreement), Mr. Ferber would be entitled to continued payment of his then current salary, including an annual bonus through the remaining term of his employment agreement; all restricted stock and stock options held by Mr. Ferber would become fully vested (except as described below); and he would be reimbursed for any excise taxes paid pursuant to Internal Revenue Code Section 4999.

     Under the terms of Mr. Ferber's restricted stock grant agreement for 150,000 shares, in the event his employment involuntarily terminates for any reason, with or without cause, he would be entitled to those restricted stock shares which are vested as of the date of his termination based upon vesting in equal monthly installments over a four year period ending February 1, 1995. Under the terms of Mr. Ferber's restricted stock grant agreement for 100,000 shares, in the event (i) his employment involuntarily terminates due to his death or disability; (ii) the company terminates his employment without cause and, in certain instances, for cause; or (iii) he resigns for good reason, Mr. Ferber would be entitled to those restricted stock shares which are vested as of the date of his termination based upon vesting in equal monthly installments over a three year period ending February 3, 1997.

     Effective March 15, 1994, the company entered into a new employment agreement with Melvin A. Wilmore, President and Chief Operating Officer of the company. This agreement supersedes Mr. Wilmore's previous contract which was effective as of December 31, 1991. The new agreement provides for an annual salary of not less than $425,000 through February 3, 1997, and provides that upon notice from Mr. Wilmore at specified times, the Board will consider successive two-year extensions to his agreement. In the event (i) Mr. Wilmore's employment involuntarily terminates due to his death or disability; (ii) the company terminates his employment without cause and, in certain instances, for cause; or
(iii) he resigns for good reason, Mr. Wilmore would be entitled to continued payment of his then current salary, including an annual bonus, through the remaining term of the employment agreement; all stock options held by Mr. Wilmore would become fully vested and he would be entitled to those restricted stock shares which are vested as of the date of his termination based upon vesting in equal monthly installments over a three-year period beginning March 15, 1994. Additionally, he would be reimbursed for any excise taxes paid pursuant to Internal Revenue Code Section 4999. In the event there is a change-in control, all restricted stock and stock options held by Mr. Wilmore would become fully vested.

       begin page 16

     Under the company's 1988 Restricted Stock Plan and 1992 Stock Option Plan, each employee, including executive officers, is entitled only to those shares vested as of the date of termination. However, the company's Board of Directors generally has the discretion to accelerate vesting or change other terms of an outstanding grant. In the event of certain acquisition transactions, which result in a change-in-control of the company, any unvested shares of restricted stock automatically become vested shares and the company's Board of Directors must either accelerate vesting of all outstanding stock options or arrange for the options to become assumed by the new owners.

Certain Transactions

     In June 1989, the company extended a loan of $100,000 at an annual interest rate of 8% to James S. Jacobs, Senior Vice President, Operations, secured by a deed of trust on his home. The loan was paid in full on the due date, June 26, 1993. In December 1991, the company extended a loan of $180,000 to Peter C.M. Hart, Senior Vice President, secured by a deed of trust on his home, in three installments, at an average annual interest rate of 5.29%. The loan was paid in full on June 15, 1993, prior to its due date of December 1, 1993. In June 1992, the company extended a loan of $100,000 at an annual interest rate of 5% to Melvin A. Wilmore, President and Chief Operating Officer, secured by a certificate of deposit. The loan was due on June 4, 1995; however, all outstanding principal and interest was paid in full on February 5, 1993. On February 5, 1993, the company made a relocation loan of $300,000 to Mr. Wilmore at an annual interest rate of 0%. The loan, which is secured by a deed of trust on his home, is due on February 5, 1996. The amount outstanding on March 31, 1994 was $300,000.

     The company leases three stores from entities affiliated with Stuart G. Moldaw, a current director. The stores are (i) in Roseville, California, from a partnership in which trusts established by a former director of the company and Stuart G. Moldaw are partners. Donald H. Seiler, also a director, is a trustee of these trusts. In fiscal 1993, the company paid $216,000 in rent. Mr. Moldaw's and his trusts' interests in the partnership total 14.2%; (ii) in Dublin, California from a partnership in which Mr. Moldaw and members of his family are limited partners. In fiscal 1993, the company paid $241,032 in rent. Mr. Moldaw's and his family's interests in the partnership total 50%; and (iii) in East San Jose, California from a limited partnership in which Mr. Moldaw, trusts established by Mr. Moldaw and members of his family are affiliated. In fiscal 1993, the company paid $213,328 in rent. Mr. Moldaw's, his trusts' and his family members' interests in the partnership total 6.2%. The company believes that the general terms and conditions of the above leases, including the rental payments by the company, were made at prevailing market rates.


       begin page 17

                           PROPOSAL 1

                      ELECTION OF DIRECTORS

      If elected, each nominee will hold office for a three-year term or until his or her successor is elected and qualifies unless he or she resigns or his or her office becomes vacant by death, removal, or other cause in accordance with the Bylaws of the company. Management knows of no reason why any of these nominees should be unable or unwilling to serve, but if any nominee(s) should for any reason be unable or unwilling to serve, the proxies will be voted for the election of such other person(s) for the office of director as management may recommend in the place of such nominee(s).

Vote Required and Board of Directors Recommendation

      The plurality of the votes cast by the shares of Common Stock present and voting at the Annual Meeting will determine the election of the directors. Abstentions will be counted as present in determining if a quorum is present but will not affect the election of directors. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE TWO NOMINEES LISTED UNDER "INFORMATION REGARDING NOMINEES AND INCUMBENT DIRECTORS."

                           PROPOSAL 2

   RATIFICATION OF APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC
                           ACCOUNTANTS

      The Board of Directors, upon the recommendation of the company's Audit Committee, has appointed Deloitte & Touche as the independent certified public accountants for the company for the fiscal year ending January 28, 1995. Deloitte & Touche, or its predecessor Touche Ross & Co., has acted in such capacity since its appointment for fiscal 1982. A representative of Deloitte & Touche will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions.

Vote Required and Board of Directors Recommendation

      The affirmative vote of a majority of the shares of Common Stock present and voting at the Annual Meeting is required for approval of this proposal. Abstentions will be counted as present in determining if a quorum is present and will be counted as if voted against this proposal. Broker non-votes will have no effect on this proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING JANUARY 28, 1995.

                  TRANSACTION OF OTHER BUSINESS

     At the date of this Proxy Statement, the only business which management intends to present or knows that others will present at the Annual Meeting is as hereinabove set forth. If any other matter or matters are properly brought before the Annual Meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying Proxy to vote the Proxy on such matters in accordance with their best judgment.
       begin page 18

              STOCKHOLDER PROPOSALS TO BE PRESENTED
                     AT NEXT ANNUAL MEETING

      Proposals of stockholders intended to be presented at the next annual meeting of stockholders of the company (1) must be received by the company at its offices at 8333 Central Avenue, Newark, California 94560 no later than January 3, 1995 and
(2) must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals to be included in the company's Proxy Statement for that meeting.


                                   By Order of the Board of Directors,

                                   Earl T. Benson, Secretary

Dated:  May 2, 1994


       begin page 19 (back cover)

MAP TO STOCKHOLDERS' MEETING

The Newark Hilton Hotel
39900 Balentine Drive
Newark, California
(510) 490-8390

PICTURE: Map of South Bay Area showing major freeways with insert map showing hotel location.

From the East Bay:
880 South to Stevenson Blvd. Exit.
West on Stevenson Blvd.
Right on Balentine Drive.

From the Peninsula:
101 to 84 East,
Cross the Dumbarton Bridge.
880 South to Stevenson Blvd. Exit.
West on Stevenson Blvd.
Right on Balentine Drive.

From San Jose:
880 North to Stevenson Blvd. Exit.
West on Stevenson Blvd.
Right on Balentine Drive.

       BEGIN APPENDIX

APPENDIX TO PROXY STATEMENT
FOR ROSS STORES, INC.'S ANNUAL MEETING TO BE HELD
JUNE 7, 1994 ("Proxy Statement")

(Pursuant to Rule 304(a) of Regulations S-T)

1.  Stockholder Return Performance Graph.
     See section of the Proxy Statement entitled "Stockholder Return Performance Graph" for the interpretation of the data contained in the graph.

2.  Map to Stockholders' Meeting.
     See outside back cover of the Proxy Statement for a narrative description of the map.




       begin proxy card

Front:

PROXY
ROSS STORES, INC.

      The undersigned hereby appoints Norman A. Ferber and Melvin A. Wilmore, and either of them, as attorneys of the undersigned with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ross Stores, Inc., to be held on June 7, 1994 at 10:30 a.m. PDT, at the Newark Hilton Hotel, 39900 Balentine Drive, Newark, California, and at any continuation or adjournment thereof, with all powers which the undersigned might have if personally present at the meeting.

       WHERE NO CONTRARY CHOICE IS INDICATED BY THE STOCKHOLDER, THIS PROXY, WHEN RETURNED, WILL BE VOTED FOR SUCH NOMINEES AND PROPOSALS AND WITH DISCRETIONARY AUTHORITY UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

      THIS  PROXY  IS SOLICITED ON BEHALF OF  THE  BOARD  OF
DIRECTORS.

      The undersigned hereby acknowledges receipt of: (a) Notice of Annual Meeting of Stockholders dated May 2, 1994;
(b) the accompanying Proxy Statement, and (c) the Annual Report to Stockholders for the fiscal year ended January 29, 1994 and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy and by filing this Proxy with the Secretary of the Corporation, gives notice of such revocation.

PLEASE  COMPLETE,  DATE AND SIGN THIS PROXY  AND  RETURN  IT
PROMPTLY IN THE ENCLOSED ENVELOPE.

ADDRESS CHANGE




See Reverse Side
Back:

Common             X   Please mark your choices  like this


THE BOARD RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

PROPOSAL 1.   Election  for  a Three-Year  Term  of  Two
              Class  II Directors Proposed in the Accompanying
              Proxy Statement.

              FOR all nominees listed (except as marked to the contrary)

              WITHHOLD AUTHORITY to vote for all nominees listed.

              Donald G. Fisher         Donna L. Weaver

INSTRUCTION:  To   withhold   authority  to   vote   for   any
              individual nominee write that nominee's name  in
             	the space provided below.

PROPOSAL 2.   To  ratify the appointment of Deloitte &  Touche
              as  the  Company's Independent Certified  Public
              Accountants  for the fiscal year ending  January
              28, 1995.

              FOR

              AGAINST

              ABSTAIN

3.   To  transact  such other business as may properly  come
     before   the   annual  meeting  or  any  adjournments   or
     postponements thereof.

ADDRESS CHANGE
Please mark this box if you have written an address change on the reverse side.

Dated:     (Be sure to date Proxy)                 , 1994

           Authorized Signature

           Printed Name

Please sign exactly as your name(s) appear(s) on your stock certificate. If shares of stock are held of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the Proxy. If shares of stock are held of record by a corporation, the Proxy should be signed by the President or Vice President and the Secretary or Assistant Secretary. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full titles.